UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2012

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See disclosure in Item 2.03 below, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Term Loan Facility Amendment

On August 22, 2012, The ServiceMaster Company (the “Company”) entered into an amendment (the “Term Loan Facility Amendment”) to its senior secured term loan facility (the “Term Loan Facility”) to amend the credit agreement governing the Term Loan Facility (the “Credit Agreement”) primarily to extend the maturity date of a portion of the borrowings under the Term Loan Facility.  Prior to the Term Loan Facility Amendment, approximately $2.5 billion of outstanding borrowings under the Term Loan Facility had a maturity date of July 24, 2014.  Pursuant to the Term Loan Facility Amendment, and after giving effect to the repayment of approximately $276 million of outstanding borrowings, the maturity date for approximately $1.0 billion of outstanding borrowings under the Term Loan Facility was extended to January 31, 2017.  The remaining portion of approximately $1.2 billion of outstanding borrowings will continue to have a maturity date of July 24, 2014.  The Term Loan Facility Amendment also includes mechanics for future extension amendments, permits borrower buy-backs of term loans, increases the size of certain baskets and makes certain other changes to the Credit Agreement.

A copy of the Term Loan Facility Amendment is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Term Loan Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit
10.1

Amendment No. 1 to the Credit Agreement, dated as of August 22, 2012, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent and JPMorgan Chase Bank, N.A. as syndication agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer